Exhibit 10.27

An Oral Amendment to the Stockholder’s Rights Transfer Agreements, Dated July 9, 2010 and July 28, 2010,

between Tianjin Joway Shengshi Group Co., Ltd. and Wang Aiying

On July 28, 2010, Wang Aiying and Tianjin Joway Shengshi Group Co., Ltd entered into a Stockholder’s Rights Transfer Agreement pursuant to which Wang Aiying agreed to transfer all of his stockholder rights in Tianjin Oriental Shengtang Import & Export Trading Co., Ltd. to Tianjin Joway Shengshi Group. The parties agreed orally at the time the Agreement was entered into that Tianjin Joway Shengshi would pay Wang Aiying cash in the amount of RMB100,000 as consideration for such transfer.